September 11, 2000

Mr. Jeffrey C. Gordon, C.P.A.
38 Horizon Farms Drive
Warwick, NY 10990

RE:  OFFER OF EMPLOYMENT

Dear Jeff:

As discussed please find attached a revised offer. I am confident that Sage can provide you with many opportunities to draw on the experiences of your previous career challenges as well as provide substantial opportunities for personal growth and achievement.

The following points outline our recent discussion and summarize our offer of employment.

POSITION AND FOCUS:
Senior Vice President and Chief Financial Officer. The Senior Vice President and Chief Financial Officer directs the financial reporting, regulatory reporting, accounting, treasury, budgeting, internal controls and other financial related activities of the Company. You will be a member of the executive team of the Company reporting to the Chief Executive Officer. As an executive of the Company you will contribute to its strategic direction and general matters of Company management. Please refer to the detailed Position Description I handed you today for a fuller outline of your proposed responsibilities.

START DATE:
You will commence employment with us on October 16, 2000.

COMPENSATION:
Your compensation will be $200,000.00 per annum, payable at the monthly rate of $16,666.67. Pay dates are monthly on (or the nearest working day to the 25th ) of the month, or, if you prefer, a semi-monthly pay date, on or nearest to the 10th and 25th of the month.

Your salary will be reviewed during our annual review process that takes place in April of each year. Your first review will be in April 1, 2001. You will also be eligible for a bonus under the Company's short-term bonus plan with a maximum target bonus of 40% of base gross salary. The payment of a bonus is at the sole discretion of the Board, and will depend on your personal performance measured against mutually agreed upon objectives and the results achieved by the Company. For the review period to April 1, 2001, your bonus would be prorated for the period of your employment with us.

SIGNING BONUS:
We understand that as you will join Sage prior to year-end, you will forfeit a maximum estimated bonus payment of $50,000.00. As such, it is our intention to make-up the forfeited bonus payment as follows:

$50,000                10.5 (Months of bonus forfeited)
-------                --------------------------------
 1          X                        12                                = $43,750

This payment will be made to you in January 2001 and is fully taxable for Federal, State, Social Security and Medicare taxes.

It is important to note that the Signing Bonus must be re-paid to the Company if for some reason during the course of your first full service year of employment you voluntarily terminate your employment (other than due to a Change of Control discussed below) or are terminated by the Company for cause.

LONG TERM INCENTIVE COMPENSATION:
After one year's service you will be eligible to participate in the executive long term capital incentive plan of the Company. Based on current projections we do not anticipate being in a position to take the Company public before seven years. As discussed there are buy-back provisions in the long term plan should the Company not become public.

HEALTH AND WELFARE BENEFIT PROGRAMS:
You will be eligible to participate in the Company's benefit programs effective the first day of the month following your employment. These benefits include a major medical and dental program. The cost of the major medical and dental programs are shared between the employer, who pays 75% of the premiums and the employee, who is responsible for 25% of the cost of coverage for you and your eligible dependents. Employee premiums are payroll deducted.

You are also covered under a term life insurance program for up to three times your annual salary. The Company also sponsors a Vision Plan, Business Travel/Accidental policy, and short and long-term disability programs. The premiums for the Group Term Life, Excess Term Life, Vision Plan, Travel/Accident and disability programs are paid for at 100% by the Company.

In addition to the above benefits, the Company has in place a defined contribution pension plan. The Company will contribute 10.5% of base salary, excluding bonus compensation, to the plan on behalf of an employee. You are eligible to participate in this plan after one anniversary year of service.

As you will be required to wait one year to participate in the defined contribution pension plan, and in lieu of the 4% matched contribution made by your current employer, we will make a special fully vested monthly contribution to our deferred compensation plan of 4% of your monthly base salary for your first year of employment with us. Thereafter you will switch onto our normal defined contribution plan, being subject to its standard rules..

The Company also provides an additional retirement savings vehicle in the form of a 401(k) plan, designed to encourage savings to supplement your retirement income. There is not a Company match to the 401(k) program at this time. You are immediately eligible to participate in this plan.

A Benefit Summary is attached to this letter of appointment. The Company reserves the right, at its sole discretion, to discontinue or change any or all of the benefits programs currently in place.

RELOCATION PACKAGE:
As a family oriented organization, we fully understand that in order for you to be successful in this venture that you must have complete consensus with Cathie and all family members involved in the relocation. You have made us aware of your particular situation, and we are prepared to be flexible in our approach to your relocation over a period of time. You have received a copy of our current relocation guidelines. We will forward you an estimate of the relocation budget for your move to the Stamford area should you accept our offer.

Elements of the package can be exchanged for similar services in advance of a physical relocation by your family. For example, temporary accommodations for a family in a close-by appropriately furnished apartment can exceed $4,500.00 per month. The total for temporary accommodations for 3 months ,$13,500.00, can be exchanged for payment on a smaller, less deluxe unit for a longer period of time, etc. The duplicate housing cost allowance could also be used for temporary accommodation in a similar manner. At no time, should your relocation expense be greater than the total amount normally budgeted for a particular purpose.

Sage is prepared to extend the time-frame within which you may use the relocation package to move your family closer to the Stamford area until no later than December 2002.

BRIDGE FINANCING FOR POTENTIAL STOCK LOAN OBLIGATION:
As discussed, you face a maximum potential exposure of $80,000 on your stock loan obligations to your current employer. In the event that such obligation should materialize, either in the form of repayment to your current employer and/or tax arising on a forgiveness of such loan, we will provide you with bridge finance repayable over a maximum of three years at the prevailing and relevant rate of interest that the Company would have earned on such funds in the market. Periodic payment of principal and interest will be mutually agreed at the time of advancing you the funds.

CHANGE OF CONTROL TERMINATION:
Change of control would occur when the Sage Group, the ultimate public parent of the Company, no longer effectively owns more than 50% of the voting equity of the Company. A "Change of Control Termination" would arise if within one year of such change of control taking place (i) your employment is either terminated voluntarily by the Company or (ii) there is a material change in your responsibilities without your consent which causes you to voluntarily terminate your employment with one month's notice.

Upon such Change of Control Termination you will be entitled to receive your basic salary and benefits for a further twelve months. You will also be entitled to a pro-rata bonus for the period up to such termination of your employment based on your prior year's bonus. In addition, you would be entitled to ordinary vesting under any benefit or incentive plan arising in this subsequent twelve month period. Should you become eligible for benefits from another employer during this twelve month period, then the Company shall be entitled to reduce any benefit payable to you to the extent that it is duplicative, benefit shortfalls shall continue to be covered by the Company until the end of its commitment to you.


GENERAL INFORMATION:
Office Hours: Our normal office hours are 8:30 AM - 5:00 PM, Monday through Friday, 37.5 hours per week.

Paid Time Off: You will be eligible for Paid Time Off at the rate of 27 days per annum, accrued at the rate of 2.25 days per month.

Holiday Pay: The Company celebrates 9 paid holidays per annum, following the Holiday Schedule of the New York Stock Exchange.

Parking: The Company will pay for your monthly parking fee in the 300 Atlantic Street Parking Garage.

CONFIDENTIAL INFORMATION:
During the course of your employment, you will have access to confidential and proprietary information and records of the Company. You are expected to treat such confidential information with all due care at all times. In the event of your departure from the Company, you will be required to return all confidential materials and refrain from discussing all confidential information with anybody at any time, unless compelled to do so by law. In addition, the Company shall be the sole owner of all the results and proceeds of your services with the Company, including without limitation, all ideas, designs, programs, materials, etc., relating to the business of the Company.

INDEMNIFICATION:
The Company will indemnify you for any personal liability arising in the ordinary course of business from your position as an officer of the Company, including such personal liability materializing after termination of your employment, provided such liability does not arise from any misdeed on your part. Such indemnification shall be covered by appropriate insurance at all times.

Jeff, I am confident that you will make a significant contribution to the success of the company. If you are in agreement with the terms of our offer of employment, please sign the offer and return one copy. I look forward to hearing from you shortly.

Yours truly,



Robin I. Marsden                          Accepted: ____________________________
President & CEO                           Date: ________________________________


cc:   Judith A. Nivert, Vice President - Corporate Services